Exhibit 10.2
SECOND AMENDMENT TO PURCHASE AGREEMENT
     This Second Amendment to Purchase Agreement, dated as of August 3, 2007, is by and among American Skiing Company (“ASC”), a Delaware corporation, S-K-I Ltd. (“SKI”), a Delaware corporation, Sunday River Skiway Corporation (“SRSC”), a Maine corporation, Sugarloaf Mountain Corporation (“SMC”), a Maine corporation, and Boyne USA, Inc. (“Buyer”), a Michigan corporation.
WITNESSETH:
     WHEREAS, the parties hereto are the parties to the Purchase Agreement, dated as of June 4, 2007, as amended by an Amendment to Purchase Agreement, dated as of July 31, 2007 (collectively, the “Agreement”); and
     WHEREAS, the parties hereto wish to amend the Agreement to address certain events and conditions at the Resort operated by SRSC and to make certain adjustments to the Purchase Price;
     NOW, THEREFORE, in consideration of the mutual promises of the parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Section 2.1(a) of the Agreement is hereby amended to delete therefrom “$76,500,000” and to insert in place thereof “$75,890,000”.
     2. Section 2.1(b) of the Agreement is hereby amended to read in its entirety as follows: “(b) The “Adjustment Amount” shall mean (i) $37,000 multiplied by (ii) the number of days from and including July 31, 2007 through and including the day preceding the Closing Date.”

     3. The Buyer, ASC and SRSC agree and acknowledge that, in light of the provisions of Sections 1 and 2 hereof, (a) solely for the purposes of determining the satisfaction of the conditions set out in Sections 7.1 and 7.2 of the Agreement, the Buyer shall disregard the damage to certain SRSC assets from a storm on July 11, 2007 and the costs and other consequences thereof (collectively, the “Storm”), (b) the Buyer shall have no right to indemnification under Article X of the Agreement (or credit towards the $1 million amount contained in Section 10.2 of the Agreement) with respect to or arising out of the Storm, and (c)(i) the Buyer and its affiliates shall be solely entitled to any insurance proceeds that may be payable to ASC, SRSC or any of their affiliates (the “ASC Recipients”) with respect to the Storm, (ii) the ASC Recipients hereby assign and convey to Buyer all rights to receive any such insurance proceeds and agree to take such actions and execute such documents and agreements as Buyer may reasonably request to address Buyer’s right to receive such insurance proceeds and (iii) the Buyer and its affiliates shall be solely responsible for addressing any deductibles or other matters relating to such insurance.
     4. Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its terms. If the Closing (as defined in the Agreement) does not occur on or prior to August 7, 2007, this Second Amendment to Purchase Agreement shall be void and of no force or effect.

AMERICAN SKIING COMPANY
By:	/s/ Foster A. Stewart, Jr.
	Name:	Foster A. Stewart, Jr.
	Title:	Senior Vice President

S-K-I LTD.
By:	/s/ Foster A. Stewart, Jr.
	Name:	Foster A. Stewart, Jr.
	Title:	Senior Vice President

SUNDAY RIVER SKIWAY CORPORATION
By:	/s/ Foster A. Stewart, Jr.
	Name:	Foster A. Stewart, Jr.
	Title:	Senior Vice President

SUGARLOAF MOUNTAIN CORPORATION
By:	/s/ Foster A. Stewart, Jr.
	Name:	Foster A. Stewart, Jr.
	Title:	Senior Vice President

BOYNE USA, INC.
By:	/s/ Stephen Kircher
	Name:	Stephen Kircher
	Title:	President – Boyne Eastern Operations

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